Exhibit 99.1
Gregory J. Larson Chief Financial Officer 240.744.5120 Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2015

BETHESDA, MD; July 30, 2015 – Host Hotels & Resorts, Inc. (NYSE: HST), the nation’s largest lodging real estate investment trust (“REIT”), today announced results of operations for the second quarter of 2015.

Operating Results

(in millions, except per share and hotel statistics)

	Quarter ended June 30,		Percent	Year-to-date ended June 30,		Percent
	2015	2014	Change	2015	2014	Change
Total revenues	$ 1,449	$ 1,431	1.3%	$ 2,766	$ 2,740	0.9%
Comparable hotel revenues (1)	1,379	1,326	4.0%	2,627	2,536	3.6%
Net income	216	159	35.8%	320	344	(7.0)%
Adjusted EBITDA (1)	422	411	2.7%	743	719	3.3%
Change in comparable hotel RevPAR:
Domestic properties	5.3%			4.7%
International properties - Constant US$	(5.9)%			(1.3)%
Total - Constant US$	4.8%			4.4%

Diluted earnings per share	$ .28	$ .21	33.3%	$ .41	$ .44	(6.8)%
NAREIT FFO per diluted share (1)	.43	.43	—	.78	.75	4.0%
Adjusted FFO per diluted share (1)	.46	.43	7.0%	.81	.76	6.6%
___________
(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, Adjusted EBITDA and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

Second quarter 2015 results reflect the following:

•

Comparable RevPAR on a constant dollar basis improved 4.8% for the quarter, driven by a 4.5% increase in average room rate and slight increase in occupancy. Year-to-date, the Company’s comparable RevPAR on a constant dollar basis increased 4.4%, reflecting rate growth of 4.7%, partially offset by a slight decline in occupancy. During the first half of 2015, operating results were significantly affected by disruption related to the renovation of guest rooms and public spaces, although the disruption effect was less significant in the second quarter. For the 75 hotels with no renovation disruption in either of the first half of 2014 and 2015, RevPAR increased 5.4% and 5.5% for the quarter and year-to-date, respectively, on a constant dollar basis.

•

Comparable RevPAR at the Company’s domestic properties improved 5.3% for the quarter and 4.7% year-to-date. The second quarter RevPAR improvements were led by the properties in the Company’s west coast markets with double digit RevPAR increases in the San Diego, Seattle, San Francisco and Hawaii markets. The

Company’s New York properties continued to lag the domestic portfolio due to increased supply in the market, as well as renovation disruption at the Newark Liberty International Airport Marriott. RevPAR increased 6.8% at its Washington D.C. hotels for the quarter, despite on-going renovations at three of the larger properties.

•

On a constant dollar basis, RevPAR at the Company’s international properties decreased 5.9% for the second quarter and 1.3% year-to-date. The decline was primarily due to difficult comparisons for the JW Marriott Hotel Rio de Janeiro due to the FIFA World Cup that affected results in the second and third quarter of 2014, as well as renovation disruption during 2015 at the Calgary Marriott Downtown Hotel. For the second quarter, on a constant dollar basis, and excluding the Rio de Janeiro and Calgary properties, RevPAR increased 9.5% for the remaining 10 international properties.

•

Comparable hotel EBITDA margins increased 25 basis points to nearly 30% for the quarter and 40 basis points to 28% year-to-date, which drove the growth in comparable hotel EBITDA of 4.8% and 5.1%, respectively. The Company’s EBITDA margins were negatively impacted by 20 basis points in both the quarter and year-to-date due to the previously disclosed adoption, on January 1, 2015, of the 11th Edition of the Uniform System of Accounts for the Lodging Industry (USALI).

•

Total revenues increased 1.3% for the quarter and 0.9% year-to-date, reflecting revenue growth of 4.0% for the quarter and 3.6% year-to-date at the Company’s comparable properties, partially offset by dispositions and disruption due to significant redevelopment projects for its non-comparable properties. The net effect of the acquisition and disposition activity resulted in a net decrease in total revenues of $20 million for the quarter and $41 million year-to-date 2015.

•

Adjusted EBITDA increased 2.7% in the quarter and 3.3% year-to-date, reflecting improvements in the operating results of the Company’s portfolio. In the second quarter, Adjusted EBITDA was negatively affected by hotel dispositions and currency fluctuations. For the second quarter 2015 compared to 2014, the net effect of dispositions and acquisitions is estimated to have decreased net income by $7 million and Adjusted EBITDA by $9 million, while the effect of currency fluctuations is estimated to have decreased Adjusted EBITDA by $6 million, and net income by $2 million.

•	Adjusted FFO per diluted share increased 7.0% to $0.46 per share for the quarter and 6.6% to $0.81 per share year-to-date.
•

Net income increased $57 million to $216 million for the quarter, reflecting improvements in operations and gains on sales for both the consolidated portfolio and the Company’s European joint venture, partially offset by an increase in debt extinguishment costs. Year-to-date, net income decreased $24 million to $320 million as improvements in operations were offset by a decrease in gains on asset sales of $54 million and a $17 million increase in debt extinguishment costs.

Acquisitions and Dispositions

As previously announced, on June 8, 2015, the Company acquired The Phoenician, a 643-room Luxury Collection resort in Scottsdale, Arizona for $400 million. Additionally, during the quarter, the Company sold three non-core assets, the Park Ridge Marriott, Chicago Marriott O’Hare and the Sheraton Needham, for a total sales price of approximately $143 million and recorded a total gain of $53 million.

Share Repurchase Program

On April 30, 2015, the Company announced a program to repurchase up to $500 million of common stock. The common stock may be purchased in the open market or through private transactions from time to time through December 31, 2016 dependent upon market conditions. The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion. As of June 30, 2015, the Company has repurchased 6.55 million shares, at an average price of $20.07 per share, for a total purchase price of approximately $131 million. The Company has $369 million of repurchase capacity remaining under the program.

"I am excited to be able to report on the continued success of our strategic initiatives that we outlined for investors earlier this year. Building on the strength of our industry-leading balance sheet, we acquired a world-class luxury resort at an attractive price and completed a series of transactions to dispose of non-core assets, while simultaneously recycling capital to repurchase over six million shares of common stock. I believe these well-considered transactions elevate the quality of our portfolio and will create real growth in stockholder value.” said W. Edward Walter, President and CEO.

Rebranding and Franchise Opportunities

The Company continues to pursue its strategic initiative to appropriately match each hotel within its specific market with the best operator and brand to optimize operating performance. During the quarter, the Company reached an agreement to franchise the Sheraton Parsippany Hotel and has selected HEI Hotels & Resorts as the operator. The Company anticipates franchising two additional hotels during the remainder of 2015, and, as a result, will have renegotiated franchise or management agreements at a total of six properties during the year.

Redevelopment, Return On Investment (“ROI”) and Acquisition Capital Projects

The Company invested approximately $56 million and $101 million in the second quarter and year-to-date 2015, respectively, on redevelopment, ROI and acquisition capital expenditures. Projects completed during the second quarter include the transformation of the lobby at the Grand Hyatt Washington and the existing 11,000 square foot restaurant at the Manchester Grand Hyatt San Diego to create new food and beverage outlets with flexible catering space. Additionally, the Company added 14,000 square feet of meeting and public space at the Grand Hyatt Washington and renovated all 591 rooms at the Newark Liberty International Airport Marriott, which completed an extensive multi-year redevelopment project at the property.

For 2015, the Company anticipates completing several large-scale redevelopment projects which entail the temporary closure of hotels and meeting spaces. Additionally, the Company’s strategic approach incorporates sustainable environmental practices designed to enhance the profitability and valuation of its assets including the installation of various energy saving projects. Recent projects include the installation of an energy-efficient chiller plant at the Westin Los Angeles Airport, the steam to gas conversion at the New York Marriott Marquis, and the planned installation of rooftop solar panels at two Hawaii properties for an expected total investment of approximately $15 million. The Company expects that redevelopment projects, ROI, and acquisition capital expenditures for 2015 will range from $270 million to $285 million.

Renewal and Replacement Expenditures

The Company invested approximately $95 million and $220 million in the second quarter and year-to-date 2015, respectively, in renewal and replacement capital expenditures, an increase of approximately 34% and 50% for the quarter and year-to-date, respectively, over the same period of 2014 and approximately 65% of the forecast expenditures for the year. During the quarter, the disruptive major rooms renovations at the JW Marriott Washington D.C., San Antonio Marriott Riverwalk and Westin South Coast Plaza Costa Mesa were all completed, as well as the comprehensive lobby and room renovations at the Calgary Marriott Downtown and meeting space renovations at the Hyatt Regency Cambridge. For 2015, the Company expects that overall renewal and replacement expenditures will total $335 million to $355 million.

Balance Sheet

As previously announced, the Company took advantage of favorable market conditions to decrease its weighted average interest rate and extend its weighted average debt maturity. On May 15, 2015, the Company issued $500 million Series E senior notes at an interest rate of 4%. Additionally, in contemplation of the issuance, the Company entered into interest rate hedging transactions that effectively reduced the yield to 3.93%. The proceeds were used to redeem the $500 million 5⅞% Series X senior notes due in 2019, at an aggregate redemption price of $515 million. The annual interest savings are $9 million per year.

As of June 30, 2015, the Company had approximately $262 million of cash and cash equivalents and $730 million of available capacity under its credit facility. As of June 30, 2015, total debt was $4.1 billion, with an average maturity of 5.4 years and an average interest rate of 4.5%, including nearly 80% with a fixed rate of interest.

European Joint Venture

During the second quarter the European joint venture sold the Crowne Plaza Amsterdam City Centre for €106 million, including €3 million for the FF&E reserve, and repaid the €44 million mortgage loan associated with the property. A gain of €36 million was recorded on the sale. Subsequent to quarter end, on July 8, 2015, the European joint venture distributed the proceeds, of which the Company’s share was approximately €19 million ($21 million).

The European joint venture’s comparable hotel RevPAR on a constant euro basis increased approximately 5.3% and 4.7% for the second quarter and year-to-date 2015, respectively. The increase in comparable hotel RevPAR was partially offset by a decrease of 0.5% and 0.9%, respectively, in food and beverage revenues, which resulted in a total revenue increase of 3.5% and 3.0%, respectively, at the European joint venture’s comparable properties on a constant euro basis.

Dividend

The Company’s policy is that it generally intends to distribute, over time, 100% of its taxable income, which is dependent primarily on the Company’s results of operations, as well as tax gains and losses from property sales. The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on July 15, 2015 to stockholders of record on June 30, 2015. Given its strong operating outlook, the Company is committed to sustaining a meaningful dividend, subject to approval by the Company’s Board of Directors.

2015 Outlook

The Company expects a solid year of growth in its portfolio in 2015 with RevPAR for the second half of the year exceeding its first half performance. Similar to the trends experienced in 2014, RevPAR growth is expected to be driven by strength in several of the Company’s west coast markets. However, the Company’s 2015 forecast for net income and Adjusted EBITDA was negatively affected primarily by the timing of its acquisitions and dispositions, additional business disruption due to major renovation projects, especially at its Calgary and Newark properties, weaker pre-closing performance and increased severance costs associated with rebranding efforts, and a decline in the outlook for the New York and Houston markets.

The Company anticipates that its 2015 operating results will change as follows:

	Full Year 2015
	Low-end of range	High-end of range
Total comparable hotel RevPAR - Constant US$	4.5%	5.0%
Comparable hotel RevPAR for domestic properties	4.5%	5.0%
Comparable hotel RevPAR for international properties - Constant US$	2.0%	3.0%

Total revenues under GAAP	1.2%	1.7%
Total comparable hotel revenues	3.8%	4.3%
Operating profit margin under GAAP	(110 bps)	(90 bps)
Comparable hotel EBITDA margins	35 bps	55 bps

Based upon the above parameters, the Company estimates its 2015 guidance as follows (in millions, except per share amounts):

	Full Year 2015
	Low-end of range	High-end of range
Earnings per diluted share	$.67	$.70
Net income	520	537
NAREIT FFO per diluted share	1.49	1.51
Adjusted FFO per diluted share	1.52	1.55
Adjusted EBITDA	1,410	1,425

See the 2015 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 95 properties in the United States and 16 properties internationally totaling approximately 58,000 rooms. The Company also holds non-controlling interests in five joint ventures, including one in Europe that owns 18 hotels with approximately 6,200 rooms and one in Asia that has interests in four hotels in Australia and India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of July 30, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust (“REIT”) that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of June 30, 2015, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Property and equipment, net	$10,776	$10,575
Due from managers	135	70
Advances to and investments in affiliates	419	433
Deferred financing costs, net	31	35
Furniture, fixtures and equipment replacement fund	151	129
Other	264	281
Restricted cash	3	—
Cash and cash equivalents	262	684
Total assets	$12,041	$12,207

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt
Senior notes, including $395 million and $386 million, respectively, net of discount, of Exchangeable Senior Debentures	$2,894	$2,884
Credit facility, including the $500 million term loan	770	704
Mortgage debt	389	404
Total debt	4,053	3,992
Accounts payable and accrued expenses	230	298
Other	310	324
Total liabilities	4,593	4,614

Non-controlling interests - Host Hotels & Resorts, L.P.	186	225

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 749.9 million shares and 755.8 million shares issued and outstanding, respectively	7	8
Additional paid-in capital	8,396	8,476
Accumulated other comprehensive loss	(84)	(50)
Deficit	(1,089)	(1,098)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,230	7,336
Non-controlling interests—other consolidated partnerships	32	32
Total equity	7,262	7,368
Total liabilities, non-controlling interests and equity	$12,041	$12,207
___________
(1)

Our condensed consolidated balance sheet as of June 30, 2015 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statement of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Revenues
Rooms	$937	$921	$1,755	$1,729
Food and beverage	420	415	823	820
Other	92	95	188	191
Total revenues	1,449	1,431	2,766	2,740
Expenses
Rooms	233	234	453	460
Food and beverage	289	285	572	569
Other departmental and support expenses	330	320	651	635
Management fees	68	66	120	116
Other property-level expenses	99	98	197	195
Depreciation and amortization	180	174	355	346
Corporate and other expenses (2)	23	29	47	63
Gain on insurance settlements	—	—	—	(3)
Total operating costs and expenses	1,222	1,206	2,395	2,381
Operating profit	227	225	371	359
Interest income	1	1	2	2
Interest expense (3)	(73)	(55)	(124)	(113)
Gain on sale of assets	53	—	57	111
Loss on foreign currency transactions and derivatives	(1)	(1)	(2)	(1)
Equity in earnings (losses) of affiliates	22	4	20	(3)
Income before income taxes	229	174	324	355
Provision for income taxes	(13)	(15)	(4)	(11)
Net income	216	159	320	344
Less: Net income attributable to non-controlling interests	(4)	(4)	(10)	(10)
Net income attributable to Host Inc.	$212	$155	$310	$334
Basic and diluted earnings per common share	$.28	$.21	$.41	$.44

(1)

Our condensed consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
General and administrative costs	$18	$22	$43	$45
Non-cash stock-based compensation expense	3	6	8	10
Litigation (recoveries)/accruals and acquisition costs, net	2	1	(4)	8
Total	$23	$29	$47	$63

(3)	Interest expense includes the following items:
	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Non-cash interest for exchangeable debentures	$4	$4	$8	$8
Debt extinguishment costs	21	2	21	4
Total	$25	$6	$29	$12

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Net income	$216	$159	$320	$344
Less: Net income attributable to non-controlling interests	(4)	(4)	(10)	(10)
Net income attributable to Host Inc.	212	155	310	334
Assuming conversion of exchangeable senior debentures	7	—	—	—
Diluted income attributable to Host Inc.	$219	$155	$310	$334

Basic weighted average shares outstanding	753.9	755.4	755.0	755.1
Assuming weighted average shares for conversion of exchangeable senior debentures	31.2	—	—	—
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.4	.5	.4	.5
Diluted weighted average shares outstanding (1)	785.5	755.9	755.4	755.6
Basic and diluted earnings per common share	$.28	$.21	$.41	$.44
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Market in Constant US$

	As of June 30, 2015		Quarter ended June 30, 2015			Quarter ended June 30, 2014
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$251.78	84.4%	$212.53	$238.74	86.3%	$206.11	3.1%
New York	8	6,951	301.13	89.9	270.85	296.43	92.8	275.00	(1.5)
Washington, D.C.	12	6,019	228.63	84.8	193.86	211.20	86.0	181.59	6.8
Atlanta	6	2,280	178.28	79.0	140.87	169.06	74.0	125.06	12.6
Florida	8	4,965	229.70	78.6	180.59	218.99	77.9	170.57	5.9
Chicago	6	2,387	226.15	82.4	186.30	210.57	83.2	175.14	6.4
Denver	3	1,363	160.23	72.3	115.83	154.27	69.6	107.44	7.8
Houston	3	1,142	211.55	73.7	155.86	242.58	70.2	170.23	(8.4)
Phoenix	4	1,522	196.05	70.5	138.24	187.92	73.5	138.03	0.1
Seattle	3	1,774	211.48	82.7	174.97	186.77	81.2	151.63	15.4
San Francisco	5	3,701	234.79	87.5	205.52	219.61	85.0	186.74	10.1
Los Angeles	8	3,228	189.54	81.7	154.87	173.19	83.8	145.11	6.7
San Diego	4	3,331	198.94	88.3	175.57	186.22	81.1	151.12	16.2
Hawaii	3	1,682	305.49	89.6	273.85	301.85	80.6	243.24	12.6
Other	12	7,650	172.42	71.6	123.51	165.26	72.5	119.79	3.1
Domestic	89	51,180	226.70	81.8	185.53	216.38	81.4	176.20	5.3

Asia-Pacific	8	1,544	$129.64	79.2%	$102.64	$125.18	78.1%	$97.75	5.0%
Canada	2	845	189.33	61.1	115.66	187.88	73.0	137.13	(15.7)
Latin America	2	557	281.31	70.7	198.97	306.09	72.4	221.71	(10.3)
International	12	2,946	171.80	72.4	124.43	174.99	75.6	132.25	(5.9)
All Markets - Constant US$	101	54,126	224.02	81.3	182.18	214.27	81.1	173.79	4.8

All Owned Hotels in Constant US$ (3)

	As of June 30, 2015		Quarter ended June 30, 2015			Quarter ended June 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	101	54,126	$224.02	81.3%	$182.18	$214.27	81.1%	$173.79	4.8%
Non-comparable Hotels:
Renovations/Pro Forma Acquisitions	8	3,845	229.96	64.8	148.94	205.95	77.2	158.96	(6.3)
Subtotal	109	57,971	224.33	80.2	179.99	213.75	80.8	172.81	4.2
Development	2	405	75.34	56.2	42.38	—	—	—	N/M
All Hotels	111	58,376	223.86	80.1	179.35	213.75	80.8	172.81	3.8

Comparable Hotels in Nominal US$

	As of June 30, 2015		Quarter ended June 30, 2015			Quarter ended June 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	8	1,544	$129.64	79.2%	$102.64	$148.24	78.1%	$115.76	(11.3)%
Canada	2	845	189.33	61.1	115.66	211.92	73.0	154.68	(25.2)
Latin America	2	557	281.31	70.7	198.97	398.77	72.4	288.84	(31.1)
International	12	2,946	171.80	72.4	124.43	210.86	75.6	159.35	(21.9)
Domestic	89	51,180	226.70	81.8	185.53	216.38	81.4	176.20	5.3
All Markets	101	54,126	224.02	81.3	182.18	216.10	81.1	175.28	3.9

Comparable Hotels by Type in Nominal US$

	As of June 30, 2015		Quarter ended June 30, 2015			Quarter ended June 30, 2014
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	54	32,901	$238.10	83.4%	$198.68	$232.17	83.6%	$194.09	2.4%
Suburban	25	8,897	177.47	76.6	135.88	166.36	76.3	126.99	7.0
Resort	13	8,024	251.03	76.5	192.13	242.60	73.9	179.31	7.1
Airport	9	4,304	158.74	83.9	133.19	144.98	85.3	123.73	7.6
All Types	101	54,126	224.02	81.3	182.18	216.10	81.1	175.28	3.9

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels by Market in Constant US$

	As of June 30, 2015		Year-to-date ended June 30, 2015			Year-to-date ended June 30, 2014
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$225.03	76.4%	$171.96	$212.80	73.7%	$156.89	9.6%
New York	8	6,951	276.26	82.7	228.53	274.96	85.6	235.35	(2.9)
Washington, D.C.	12	6,019	218.44	75.6	165.07	208.75	77.8	162.47	1.6
Atlanta	6	2,280	180.78	76.7	138.69	170.34	74.4	126.70	9.5
Florida	8	4,965	259.54	80.8	209.80	244.80	80.2	196.44	6.8
Chicago	6	2,387	196.85	70.3	138.38	184.24	71.2	131.25	5.4
Denver	3	1,363	157.84	66.4	104.74	150.22	65.9	98.93	5.9
Houston	3	1,142	215.26	71.2	153.33	234.81	71.8	168.62	(9.1)
Phoenix	4	1,522	242.96	76.1	184.86	218.07	78.0	170.13	8.7
Seattle	3	1,774	190.81	77.5	147.87	175.83	76.7	134.79	9.7
San Francisco	5	3,701	235.93	84.4	199.02	217.41	81.3	176.82	12.6
Los Angeles	8	3,228	188.06	81.1	152.57	172.12	82.5	141.97	7.5
San Diego	4	3,331	199.09	85.0	169.24	186.39	81.0	151.05	12.0
Hawaii	3	1,682	328.58	89.9	295.40	323.59	84.1	272.02	8.6
Other	12	7,650	174.36	70.2	122.43	168.02	71.4	119.98	2.0
Domestic	89	51,180	223.30	77.9	173.99	213.33	77.9	166.21	4.7

Asia-Pacific	8	1,544	$141.65	82.9%	$117.44	$132.83	81.6%	$108.40	8.3%
Canada	2	845	180.55	55.2	99.69	178.68	68.3	121.99	(18.3)
Latin America	2	557	293.32	69.8	204.84	285.44	71.8	205.04	(0.1)
International	12	2,946	177.50	72.6	128.78	171.67	76.0	130.42	(1.3)
All Markets - Constant US$	101	54,126	220.95	77.6	171.52	211.10	77.8	164.25	4.4

All Owned Hotels in Constant US$ (3)

	As of June 30, 2015		Year-to-date ended June 30, 2015			Year-to-date ended June 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	101	54,126	$220.95	77.6%	$171.52	$211.10	77.8%	$164.25	4.4%
Non-comparable Hotels:
Renovations/Pro Forma Acquisitions	8	3,845	241.73	67.9	164.18	214.39	78.8	169.01	(2.9)
Subtotal	109	57,971	222.16	77.0	171.03	211.32	77.9	164.56	3.9
Development/Other	2	405	75.06	45.3	34.01	—	—	—	N/M
All Hotels	111	58,376	221.69	76.8	170.23	211.32	77.9	164.56	3.4

Comparable Hotels in Nominal US$

	As of June 30, 2015		Year-to-date ended June 30, 2015			Year-to-date ended June 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	8	1,544	$141.65	82.9%	$117.44	$153.13	81.6%	$124.96	(6.0)%
Canada	2	845	180.55	55.2	99.69	201.34	68.3	137.45	(27.5)
Latin America	2	557	293.32	69.8	204.84	355.47	71.8	255.34	(19.8)
International	12	2,946	177.50	72.6	128.78	201.40	76.0	153.01	(15.8)
Domestic	89	51,180	223.30	77.9	173.99	213.33	77.9	166.21	4.7
All Markets	101	54,126	220.95	77.6	171.52	212.69	77.8	165.49	3.6

Comparable Hotels by Type in Nominal US$

	As of June 30, 2015		Year-to-date ended June 30, 2015			Year-to-date ended June 30, 2014
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	54	32,901	$226.05	78.0%	$176.37	$220.93	78.6%	$173.65	1.6%
Suburban	25	8,897	181.61	73.0	132.51	168.17	72.5	121.91	8.7
Resort	13	8,024	276.03	79.5	219.56	264.44	77.6	205.19	7.0
Airport	9	4,304	155.56	80.6	125.45	143.31	83.1	119.12	5.3
All Types	101	54,126	220.95	77.6	171.52	212.69	77.8	165.49	3.6
___________

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

(2)	See the Notes to Financial Information for a description of these markets and property types.
(3)

Operating statistics are presented for all consolidated properties owned as of June 30, 2015 and do not include the results of operations for properties sold in 2015 or 2014. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. As a result, the RevPAR change of 3.8% for the quarter and 3.4% for year to date for the 111 hotels owned as of June 30, 2015 is non-comparable because the available room nights are not consistent and certain of these properties had little or no revenues during those periods. See the Notes to Financial Information for further information on these pro forma statistics and the limitations on their use. The following hotels are considered non-comparable for the periods presented:

•

Non-comparable hotels - Renovations/pro forma acquisitions - This represents five hotels under significant renovations: The Logan (previously the Four Seasons Philadelphia), the Houston Airport Marriott at George Bush Intercontinental, the Marriott Marquis San Diego Marina, the San Cristobal Tower, Santiago and the Sheraton Santiago Hotel & Convention Center. It also includes: The Phoenician which was acquired in June 2015, the YVE Hotel Miami which was acquired in August 2014 and The Axiom Hotel which was acquired in January 2014. We were able to obtain historical operating data for periods prior to our ownership for the three hotels acquired in 2015 and 2014, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2014. As a result, the RevPAR decrease of 6.3% and 2.9% for the quarter and year-to-date, respectively, for these eight hotels is considered non-comparable.

•

Non-comparable hotels - Development - This represents hotels that were under development and includes the Novotel and ibis Rio de Janeiro Parque Olimpico hotels, which we developed and were opened late in the fourth quarter of 2014.  As a result, the RevPAR change for the quarter for these hotels is considered non-meaningful (N/M).

•	For the full year, we expect The Ritz-Carlton, Phoenix to be non-comparable due to significant renovations and rebranding.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data – European Joint Venture

	As of June 30, 2015		Quarter ended June 30, 2015			Quarter ended June 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	17	5,808	€207.91	84.2%	€175.03	€197.06	84.3%	€166.22	5.3%
Total comparable - in Nominal Euros (1)	17	5,808	207.91	84.2	175.03	195.47	84.3	164.87	6.2
All Hotels (Pro Forma) - in Constant Euros (2)	18	6,202	203.06	83.9	170.32	191.94	84.0	161.28	5.6

	As of June 30, 2015		Year ended June 30, 2015			Year ended June 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	17	5,808	€191.69	75.9%	€145.42	€184.03	75.4%	€138.84	4.7%
Total comparable - in Nominal Euros (1)	17	5,808	191.69	75.9	145.42	182.63	75.4	137.79	5.5
All Hotels (Pro Forma) - in Constant Euros (2)	18	6,202	187.65	75.6	141.86	179.80	75.2	135.13	5.0
___________
(1)

Total comparable statistics include the operating performance for the 17 properties in the joint venture with comparable results (determined on the same basis as our consolidated comparable hotel portfolio). The total comparable statistics exclude one hotel acquired in 2014 as the joint venture did not own the hotel for the entirety of the periods presented. See Notes to Financial Information for a discussion of the constant Euro and nominal Euro presentation.

(2)

Operating statistics presented are for all properties owned by the joint venture as of June 30, 2015. The results exclude the operations for one property sold in each of 2015 and 2014. The results of the Sheraton Berlin Grand Hotel Esplanade are presented on a pro forma basis, assuming the hotel was owned as of January 1, 2014. See Notes to Financial Information for further information on these pro forma statistics and limitations on their use.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Number of hotels	101	101	101	101
Number of rooms	54,126	54,126	54,126	54,126
Change in comparable hotel RevPAR -
Constant US$	4.8%	—	4.4%	—
Nominal US$	3.9%	—	3.6%	—
Operating profit margin (2)	15.7%	15.7%	13.4%	13.1%
Comparable hotel EBITDA margin (2)	29.95%	29.7%	28.0%	27.6%
Comparable hotel revenues
Room	$898	$863	$1,681	$1,621
Food and beverage (3)	407	388	798	767
Other	74	75	148	148
Comparable hotel revenues (4)	1,379	1,326	2,627	2,536
Comparable hotel expenses
Room	222	220	431	431
Food and beverage (5)	276	266	548	530
Other	33	38	66	76
Management fees, ground rent and other costs	435	408	847	799
Comparable hotel expenses (6)	966	932	1,892	1,836
Comparable hotel EBITDA	413	394	735	700
Non-comparable hotel results, net (7)	17	34	38	68
Depreciation and amortization	(180)	(174)	(355)	(346)
Interest expense	(73)	(55)	(124)	(113)
Provision for income taxes	(13)	(15)	(4)	(11)
Gain on sale of property and corporate level income/expense	52	(25)	30	46
Net income	$216	$159	$320	$344
___________
(1)

As previously disclosed, the adoption of the 11th edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) on January 1, 2015 will impact our comparative operating results. The impact of USALI in both the second quarter and year-to-date reduced both comparable RevPAR growth and comparable hotel EBITDA margins by approximately 20 basis points, while increasing comparable food and beverage revenue growth by approximately 310 basis points for the quarter and 300 basis points for the year-to-date. For the full year, the implementation is expected to lower comparable RevPAR growth and comparable hotel EBITDA margin growth by approximately 20 basis points each, while comparable food and beverage revenue growth is expected to increase by an additional 300 basis points (primarily reflecting new reporting for service charges). These changes will not affect forecast net income, comparable hotel EBITDA, or Adjusted EBITDA. See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by market, see the supplemental information posted on our website.

(2)

Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP operating profit margins are calculated using amounts presented in the consolidated statements of operations. Comparable hotel EBITDA margins are calculated using amounts presented in the above table.

(3)

The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Food and beverage sales per the consolidated statements of operations	$420	$415	$823	$820
Non-comparable hotel food and beverage sales	(23)	(37)	(47)	(74)
Food and beverage sales for the property for which we record rental income	10	10	22	21
Comparable food and beverage sales	$407	$388	$798	$767

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

(4)

The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Revenues per the consolidated statements of operations	$1,449	$1,431	$2,766	$2,740
Non-comparable hotel revenues	(86)	(119)	(171)	(234)
Hotel revenues for the property for which we record rental income, net	16	14	32	30
Comparable hotel revenues	$1,379	$1,326	$2,627	$2,536
(5)

The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Food and beverage expenses per the consolidated statements of operations	$289	$285	$572	$569
Non-comparable hotel food and beverage expenses	(19)	(25)	(37)	(51)
Food and beverage expenses for the property for which we record rental income	6	6	13	12
Comparable food and beverage expenses	$276	$266	$548	$530
(6)

The reconciliation of operating costs and expenses per the consolidated statements of operations to the comparable hotel expenses is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Operating costs and expenses per the consolidated statements of operations	$1,222	$1,206	$2,395	$2,381
Non-comparable hotel expenses	(69)	(85)	(133)	(166)
Hotel expenses for the property for which we record rental income	16	14	32	30
Depreciation and amortization	(180)	(174)	(355)	(346)
Corporate and other expenses	(23)	(29)	(47)	(63)
Comparable hotel expenses	$966	$932	$1,892	$1,836
(7)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our consolidated statements of operations as continuing operations, (ii) gains on property insurance settlements, and (iii) the results of our office buildings.

HOST HOTELS & RESORTS, INC.

Other Financial Data

(unaudited, in millions, except per share amounts)

			June 30, 2015	December 31, 2014
Equity
Common shares outstanding			749.9	755.8
Common shares outstanding assuming conversion of OP Units (1)			759.3	765.2
Preferred OP Units outstanding			.02	.02

Security pricing
Common stock (2)			$ 19.83	$ 23.77
2 1⁄2% Exchangeable Senior Debentures (3)			1,550.9	1,877.8

			Quarter ended	Year-to-date ended
			June 30,	June 30,
Dividends declared per common share
2015			$ .20	$ .40
2014			.15	.29

Debt
Senior debt	Rate	Maturity date	June 30, 2015	December 31, 2014
Series V	6%	11/2020	$ 500	$ 500
Series X	5 7⁄8%	6/2019	—	498
Series Z	6%	10/2021	300	300
Series B	5 1⁄4%	3/2022	350	350
Series C	4 3⁄4%	3/2023	450	450
Series D	3 3⁄4%	10/2023	400	400
Series E	4%	6/2025	499	—
Exchangeable senior debentures (4)	2 1⁄2%	10/2029	395	386
Credit facility term loan	1.3%	6/2017	500	500
Credit facility revolver (5)	1.4%	6/2018	270	204
			3,664	3,588
Mortgage debt and other
Mortgage debt (non-recourse)	3.3-6.5%	2/2016-1/2024	389	404
Total debt (6)(7)			$ 4,053	$ 3,992
Percentage of fixed rate debt			78%	79%
Weighted average interest rate			4.5%	4.8%
Weighted average debt maturity			5.4 years	5.2 years
Forecast cash interest, net (8)			$ 178
___________
(1)

Each OP Unit is redeemable for cash or, at our option, for 1.021494 common shares of Host Inc. At June 30, 2015 and December 31, 2014, there were 9.2 million and 9.3 million common OP Units, respectively, held by non-controlling interests.

(2)	Share prices are the closing price as reported by the New York Stock Exchange.
(3)	Amount reflects market trading price of a single $1,000 debenture as quoted by Bloomberg L.P.
(4)

At June 30, 2015, the principal balance outstanding of the 2½% Exchangeable Senior Debentures due 2029 is $400 million. The discount related to these debentures is amortized through October 15, 2015, the first date at which holders can require us to repurchase the debentures for cash.

(5)	The interest rate shown is the weighted average rate of the outstanding credit facility at June 30, 2015.
(6)

In accordance with GAAP, total debt includes the debt of entities that we consolidate, but of which we do not own 100%, and excludes the debt of entities that we do not consolidate, but of which we have a non-controlling ownership interest and record our investment therein under the equity method of accounting. As of June 30, 2015, our non-controlling partners’ share of consolidated debt is $92 million and our share of debt in unconsolidated investments is $454 million.

(7)	Total debt as of June 30, 2015 and December 31, 2014 includes net discounts of $6 million and $16 million, respectively.
(8)

Reflects forecast cash interest expense, net of debt extinguishment costs, as of the balance sheet date. The following chart reconciles forecast cash interest expense to Forecast Full Year 2015 GAAP interest expense. See footnote (1) to the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per diluted share for 2015 Forecasts for full year forecast assumptions:

Forecast GAAP interest expense full year 2015	$218
Non-cash interest for exchangeable debentures	(13)
Amortization of deferred financing costs	(8)
Non-cash debt extinguishment costs	(6)
Cash debt extinguishment costs	(15)
Change in accrued interest	2
Forecast cash interest full year 2015, net	$178

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA and Adjusted EBITDA (1)

(unaudited, in millions)

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Net income (2)	$216	$159	$320	$344
Interest expense	73	55	124	113
Depreciation and amortization	180	174	355	346
Income taxes	13	15	4	11
EBITDA (2)	482	403	803	814
Gain on dispositions (3)	(53)	—	(56)	(111)
Acquisition costs	1	—	1	2
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(22)	(4)	(20)	3
Pro rata Adjusted EBITDA of equity investments	20	19	30	26
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non- controlling partners in other consolidated partnerships	(6)	(7)	(15)	(15)
Adjusted EBITDA (2)	$422	$411	$743	$719
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, Adjusted EBITDA, NAREIT FFO and Adjusted FFO include a gain of $1 million for the year-to-date ended June 30, 2015 for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture.

(3)	Reflects the sale of four hotels in 2015, the sale of one hotel in 2014 and the sale of an 89% controlling interest in one hotel in 2014.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2015	2014	2015	2014
Net income (2)	$216	$159	$320	$344
Less: Net income attributable to non-controlling interests	(4)	(4)	(10)	(10)
Net income attributable to Host Inc.	212	155	310	334
Adjustments:
Gain on dispositions, net of taxes (3)	(53)	—	(56)	(108)
Depreciation and amortization	179	173	353	344
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(22)	(4)	(20)	3
Pro rata FFO of equity investments	15	12	19	13
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(2)	(4)	(4)
FFO adjustments for non-controlling interests of Host L.P.	(2)	(2)	(4)	(3)
NAREIT FFO (2)	327	332	598	579
Adjustments to NAREIT FFO:
Loss on debt extinguishment	24	2	24	4
Acquisition costs	1	—	1	2
Adjusted FFO (2)	$352	$334	$623	$585

For calculation on a per share basis:

Adjustments for dilutive securities (4):
Assuming conversion of Exchangeable Senior Debentures	$7	$7	$14	$13
Diluted NAREIT FFO	$334	$339	$612	$592
Diluted Adjusted FFO	$359	$341	$637	$598

Diluted weighted average shares outstanding - EPS	785.5	755.9	755.4	755.6
Assuming conversion of Exchangeable Senior Debentures	—	30.3	31.1	30.1
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	785.5	786.2	786.5	785.7
NAREIT FFO per diluted share	$.43	$.43	$.78	$.75
Adjusted FFO per diluted share	$.46	$.43	$.81	$.76
___________
(1-3)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA and Adjusted EBITDA.
(4)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and

NAREIT and Adjusted Funds From Operations per Diluted Shares for 2015 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2015
	Low-end of range	High-end of range
Net income	$520	$537
Interest expense	218	215
Depreciation and amortization	710	710
Income taxes	16	17
EBITDA	1,464	1,479
Gain on dispositions	(61)	(61)
Acquisition costs	1	1
Equity investment adjustments:
Equity in earnings of affiliates	(31)	(31)
Pro rata Adjusted EBITDA of equity investments	62	62
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(25)	(25)
Adjusted EBITDA	$1,410	$1,425

	Full Year 2015
	Low-end of range	High-end of range
Net income	$520	$537
Less: Net income attributable to non-controlling interests	(13)	(13)
Net income attributable to Host Inc.	507	524
Gain on dispositions, net of tax	(61)	(61)
Depreciation and amortization	706	706
Equity investment adjustments:
Equity in earnings of affiliates	(31)	(31)
Pro rata FFO of equity investments	41	41
Consolidated partnership adjustments:
FFO adjustment for non-controlling partners in other consolidated partnerships	(9)	(9)
FFO adjustment for non-controlling interests of Host LP	(7)	(7)
NAREIT FFO	1,146	1,163
Loss on debt extinguishments	24	24
Acquisition costs	1	1
Adjusted FFO	1,171	1,188
Adjustment for dilutive securities:
Assuming conversion of Exchangeable Senior Debentures	25	25
Diluted NAREIT FFO	1,171	1,188
Diluted Adjusted FFO	$1,196	$1,213

Weighted average diluted shares - EPS (2)	752.9	752.9
Weighted average diluted shares - NAREIT and Adjusted FFO (2)	784.9	784.9
Earnings per diluted share	$0.67	$0.70
NAREIT FFO per diluted share	$1.49	$1.51
Adjusted FFO per diluted share	$1.52	$1.55

___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 4.5% to 5.0% for the low and high end of the forecast range. Comparable hotel RevPAR for our domestic portfolio will increase 4.5% to 5.0% for the low and high end of the forecast range, respectively, while comparable hotel RevPAR for our international properties in constant US$, which excludes the effect of changes in foreign currency, will increase 2.0% to 3.0% for the low and high end of the forecast range. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•

Comparable hotel EBITDA margins will increase 35 basis points to 55 basis points for the low and high ends of the forecasted range, respectively, which includes the effect of the adoption of the 11th Edition of USALI in 2015 that will reduce margin growth by approximately 20 basis points.

•

Interest expense includes approximately $21 million related to non-cash interest expense for exchangeable senior debentures, amortization of original issue discounts and deferred financing fees and $21 million of debt extinguishment costs related to the refinancing of senior notes.

•

We expect to spend approximately $270 million to $285 million on ROI/redevelopment and acquisition capital expenditures and approximately $335 million to $355 million on renewal and replacement expenditures.

•

We anticipate the acquisition and disposition of additional properties in the second half of 2015, including one that is currently under contract for approximately $10 million. However, due to uncertainty related to the completion and timing of any potential acquisitions and dispositions, we have not adjusted the forecast for any additional use of proceeds, gains on sale, acquisition costs or adjusted the number of comparable properties for acquisitions or dispositions that have not yet occurred, except for the one that is currently under contract.

•

The net effect of 2014 and year-to-date 2015 acquisitions and dispositions that have already occurred or are under contract is expected to reduce full year 2015 revenues by approximately $60 million, net income (excluding gains on sale) by $5 million and Adjusted EBITDA by $25 million.

•	The relative strength in the U.S. dollar is expected to reduce the Company’s growth in revenue by approximately $35 million, net income by $5 million and Adjusted EBITDA by $25 million.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

(2)	NAREIT and Adjusted FFO per diluted share include 32 million shares for the dilution of exchangeable senior debentures. The exchangeable senior debentures are anti-dilutive for earnings per share.

 HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2015 Forecasts (1)

(unaudited, in millions, except hotel statistics)

	Full Year 2015
	Low-end of range	High-end of range
Operating profit margin under GAAP (2)	12.2%	12.4%
Comparable hotel EBITDA margin (3)	27.2%	27.4%
Comparable hotel sales
Room	$3,335	$3,351
Food and beverage	1,511	1,518
Other	281	284
Comparable hotel sales (4)	5,127	5,153
Comparable hotel expenses
Rooms, food and beverage and other departmental costs	2,051	2,056
Management fees, ground rent and other costs	1,680	1,684
Comparable hotel expenses (5)	3,731	3,740
Comparable hotel EBITDA	1,396	1,413
Non-comparable hotel results, net	77	75
Depreciation and amortization	(710)	(710)
Interest expense	(218)	(215)
Provision for income taxes	(16)	(17)
Gain on sale of property and corporate level income/expense	(9)	(9)
Net income	$520	$537
___________
(1)

Forecast comparable hotel results include 99 hotels that we have assumed will be classified as comparable as of December 31, 2015. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2015. Also, see the notes to the “Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2015 Forecasts” for other forecast assumptions and further discussion of our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the consolidated statements of operations. See (4) below for forecast revenues.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBTIDA divided by the comparable hotel sales per the table above.
(4)	The reconciliation of forecast total revenues to the forecast comparable hotel sales is as follows (in millions):
	Low-end of range	High-end of range
Revenues	$5,416	$5,445
Non-comparable hotel revenues	(344)	(347)
Hotel revenues for the property for which we record rental income, net	55	55
Comparable hotel sales	$5,127	$5,153

(5)	The reconciliation of forecast operating costs and expenses to the comparable hotel expenses is as follows (in millions):
	Low-end of range	High-end of range
Operating costs and expenses	$4,754	$4,768
Non-comparable hotel and other expenses	(267)	(272)
Hotel expenses for the property for which we record rental income	55	55
Depreciation and amortization	(710)	(710)
Corporate and other expenses	(101)	(101)
Comparable hotel expenses	$3,731	$3,740

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA and comparable hotel EBITDA margins are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the YVE Hotel Miami in August of 2014. The hotel will not be included in our comparable hotels until January 1, 2016. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 111 hotels that we owned on June 30, 2015, 101 have been classified as comparable hotels. The operating results of the following hotels that we owned as of June 30, 2015 are excluded from comparable hotel results for these periods:

Renovations/pro forma acquisitions: Hotels undergoing large-scale capital projects, as well as new acquisitions where comparable historical information for periods prior to our ownership is available:

•

Sheraton Santiago Hotel & Convention Center and San Cristobal Tower, Santiago, removed in the second quarter of 2015 (business interruption due to extensive guestroom renovation and reconfiguration, which requires temporary closure of a significant portion of the guestrooms);

•

The Logan (previously the Four Seasons Philadelphia), removed in the first quarter of 2015 (business interruption due to rebranding, including closure of the hotel in order to expedite renovation efforts);

•

Houston Airport Marriott at George Bush Intercontinental, removed in the first quarter of 2015 (business interruption due to complete repositioning of the hotel, including guest room renovations and the closure of two restaurants to create a new food and beverage outlet and lobby experience);

•	Marriott Marquis San Diego Marina, removed in the first quarter of 2015 (business interruption due to the demolition of the existing conference center and new exhibit hall);
•	The Phoenician (acquired in June 2015);
•	YVE Hotel Miami (acquired as the b2 miami downtown hotel in August 2014); and

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	Axiom Hotel (acquired as the Powell Hotel in January 2014).

Development: Hotels that were under development:

•	Novotel Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014); and
•	ibis Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014).

The operating results of nine hotels disposed of in 2015 and 2014 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 11 and 12.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the three hotels acquired in 2015 and 2014 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming they were owned as of January 1, 2014 and based on actual results obtained from the managers for periods prior to our ownership. For these hotel, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues. We also present all owned hotel statistics for our joint venture in Europe using the same methodology as our consolidated hotels.

We evaluate the operating performance of our comparable hotels based on both market and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Our markets consist of the following:

Domestic

•	Boston – Greater Boston Metropolitan area;
•	New York – Greater New York Metropolitan area, including northern New Jersey;
•	Washington, D.C. – Metropolitan area, including the Maryland and Virginia suburbs;
•	Atlanta – Atlanta Metropolitan area;
•	Florida – All Florida locations;
•	Chicago – Chicago Metropolitan area;
•	Denver – Denver Metropolitan area;
•	Houston – Houston Metropolitan area;
•	Phoenix – Phoenix Metropolitan area, including Scottsdale;
•	Seattle – Seattle Metropolitan area;
•	San Francisco – Greater San Francisco Metropolitan area, including San Jose;
•	Los Angeles – Greater Los Angeles area, including Orange County;
•	San Diego – San Diego Metropolitan area;
•	Hawaii – All Hawaii locations; and
•	Other – Select cities in California, Indiana, Louisiana, Minnesota, Missouri, Ohio, Pennsylvania, Tennessee and Texas.

International

•	Asia-Pacific – Australia and New Zealand;
•	Canada – Toronto and Calgary; and
•	Latin America – Brazil, Chile and Mexico.

Our property types consist of the following:

•	Urban – Hotels located in primary business districts of major cities;
•	Suburban – Hotels located in office parks or smaller secondary markets;
•	Resort – Hotels located in resort destinations such as Arizona, Florida, Hawaii and Southern California; and
•	Airport – Hotels located at or near airports.

Constant US$, Nominal US$ and Constant Euros

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

We also present RevPAR results for our joint venture in Europe in constant Euros using the same methodology as used for the constant US$ presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) Adjusted EBITDA and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in the first quarter of 2013, management excluded the $11 million gain from the eminent domain claim for land adjacent to the Atlanta Marriott Perimeter Center for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of NAREIT and Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating the performance of Host Inc. and Host LP because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA also is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of depreciable assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated book value of the disposed assets could be less important to investors given that the depreciated asset book value often does not reflect the market value of real estate assets as noted above.

•

Equity Investment Adjustments – We exclude the equity in earnings (losses) of affiliates as presented in our consolidated statement of operations because it includes our pro rata portion of the depreciation, amortization and interest expense related to such investments, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this reflects more accurately the performance of our investments. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships. The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ percentage ownership in the partnership or joint venture.

•

Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses – We exclude the effect of impairment expense recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment expense, which is based on historical cost book values, is similar to gains and losses on dispositions and depreciation expense, both of which are excluded from EBITDA.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business, which is consistent with the definition of Adjusted FFO that we adopted effective January 1, 2011. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust EBITDA for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in the first quarter of 2013, management excluded the $11 million gain from the eminent domain claim for land adjacent to the Atlanta Marriott Perimeter Center for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of Adjusted EBITDA.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA and Adjusted EBITDA

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA and Adjusted EBITDA, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes only) and other items have been and will be made and are not reflected in the EBITDA Adjusted EBITDA, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, EBITDA (and the related margin) and food and beverage adjusted profit (and the related margin), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by region and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.